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      +--------+
      | FORM 5 |                 U.S. SECURITIES AND EXCHANGE COMMISSION
      +--------+                         WASHINGTON, D.C. 20549
[_] Check box if
    no longer subject       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities
    obligations may             Exchange Act of 1934, Section 17(a) of the
    continue.  See             Public Utility Holding Company Act of 1935 or
    Instruction 1(b).       Section 30(h) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported


(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

Ciampa,                             Dominick
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                                615 Merrick Avenue
--------------------------------------------------------------------------------
                                    (Street)

Westbury,                             NY                              11590
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol New York Community Bancorp, Inc.
                                             -----------------------------------
                                             (NYB)
    ----------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------

4.  Statement for Month/Year December 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    x  Director   ____ Officer             ___ 10% Owner    ___ Other
   ---                 (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     x   Form filed by One Reporting Person
   -----
    ____ Form filed by More than One Reporting Person

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                             TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-   2A.       3. Trans-       4. Securities Acquired (A)        5. Amount of        6.Owner-     7. Nature
   of               action   Deemed       action          or Disposed of (D)                Securities         ship       of In-
   Security         Date     Execution    Code            (Instr. 3, 4 and 5)               Beneficially       Form:      direct
   (Instr. 3)       (mm/dd/  Date, if     (Instr. 8)                                        Owned at the       Direct     Bene-
                    yy)      any       -----------------------------------------------      End of Issuer's    (D)or      ficial
                             (mm/dd/yy)                                                     Fiscal Year        Indirect   Owner-
                                        Code             Amount        (A) or    Price      (Instr. 3 and 4)   (I)        ship
                                                                       (D)                                     (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  172,992           (D)       Dominick
                                                                                                                          and Rose
                                                                                                                          Ciampa
                                                                                                                          Foundation
                                                                                                                          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   76,458           (I)       Held in
                                                                                                                          IRA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  143,602           (I)       Held in
                                                                                                                          spouse's
                                                                                                                          IRA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      500           (I)       Held in
                                                                                                                          spouses's
                                                                                                                          IRA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   26,493           (I)       As Trustee
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                  SEC 2270(9-02)



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

FORM 5 (continued)

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                        TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)           sion or             action              tion Code              ative Securities
                                  Exercise            Date                (Instr. 8)             Acquired (A) or
                                  Price of            (Month/                                    Disposed of (D)
                                  Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                  ative               Year)
                                  Security
                                                                                              ----------------------------
                                                                                                  (A)        (D)

--------------------------------------------------------------------------------------------------------------------------
Option to Purchase             $27.405
Common Stock (2)
--------------------------------------------------------------------------------------------------------------------------
Option to Purchase             $24.61              7/24/02                  (A)                  25,500
Common stock (3)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                    TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------------------------------------------------

6. Date Exer-        7. Title and Amount of       8. Price       9. Number of      10. Owner-       11. Na-
cisable and             Underlying Securities        of             Deriv-             ship             ture
Expiration              (Instr. 3 and 4)             Deriv-         ative              of De-           of In-
Date                                                 ative          Secur-             rivative         direct
(Month/Day/                                          Secur-         ities              Security:        Bene-
Year)                                                ity            Bene-              Direct           ficial
                                                     (Instr.        ficially           (D) or           Owner-
-----------------------------------------------      5)             Owned              Indirect (I)     ship
Date         Expira-                  Amount or                     At End             (Instr. 4)       (Instr. 4)
Exer-        tion       Title         Number of                     of Year
cisable      Date                     Shares                        (Instr. 4)

--------------------------------------------------------------------------------------------------------------------------
7/24/02       1/24/12   Common Stock  121,500                   121,500                  (D)
--------------------------------------------------------------------------------------------------------------------------
7/24/02       7/24/12   Common Stock   25,500                    25,500                  (D)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:
(1) Includes 9,000 shares that were previously reported as being held by Mr. Ciampa directly and that are now held by the Dominick and Rose Ciampa Foundation.
(2) Options automatically granted pursuant to the reload feature of the New York Community Bancorp, Inc. ("NYCB") 1997 Stock Option Plan that were exercisable beginning on July 24, 2002.
(3) Options granted under the NYCB 1997 Stock Option Plan that vest in three equal annual installments beginning on July 24, 2003.



       /s/ Ilene A. Angarola                February 14, 2003
       --------------------------------    --------------------
       **Signature of Reporting Person            Date
         By: Ilene A. Angarola, Power of Attorney
         For:  Dominick Ciampa

** Intentional misstatements or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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